As of the opening of business on March 12, 2012, the MTB U.S. Government Money Market Fund, MTB Tax-Free Money Market
Fund, MTB Intermediate-Term Bond Fund, Wilmington
Municipal Bond Fund, MTB Income Fund, Wilmington Large-
Cap Strategy Fund, Wilmington Small-Cap Strategy Fund,
Wilmington Strategic Allocation Aggressive Fund, Wilmington Multi-Manager Real Asset Fund, Wilmington Strategic
Allocation Conservative Fund and MTB International Equity
Fund (collectively, the "External Acquiring Funds"), each, a series of the Trust, acquired all of the assets and liabilities of the Wilmington U.S. Government Money Market Fund, Wilmington
Tax-Exempt Money Market Fund, Wilmington
Short/Intermediate-Term Bond Fund, Wilmington Municipal
Bond Fund, Wilmington Broad Market Bond Fund, Wilmington
Large-Cap Strategy Fund, Wilmington Small-Cap Strategy Fund, Wilmington Aggressive Asset Allocation Fund, Wilmington
Multi-Manager Real Asset Fund, Wilmington Conservative Asset Allocation Fund and Wilmington Multi-Manager International
Fund (collectively, the "External Acquired Funds"), each, a series of WT Mutual Fund (collectively, the "External
Reorganizations"). In addition, also as of the opening of business on March 12, 2012, the MTB Money Market Fund,
MTB Tax-Free Money Market Fund and MTB Short Duration
Government Bond Fund (collectively, the "Internal Acquiring
Funds", and combined with the External Acquiring Funds, the "Acquiring Funds"), each, a series of the Trust, acquired all of the assets and liabilities of the MTB Prime Money Market Fund, MTB Pennsylvania Tax-Free Money Market Fund, MTB New
York Tax-Free Money Market Fund and MTB U.S. Government
Bond Fund (collectively, the "Internal Acquired Funds", and combined with the External Acquired Funds, the "Acquired
Funds") each, a series of the Trust (collectively, the "Internal Reorganizations", and combined with the External
Reorganizations, the "Reorganizations"). On or about the date of the Reorganizations, the word "MTB" in the series of the Trust was replaced with the word "Wilmington."

The Board of Trustees of the Trust and the Board of Trustees of the WT Mutual Fund each approved the External
Reorganizations, including an Agreement and Plan of Reorganization, and the Board of Trustees of the Trust approved the Internal Reorganizations, including a Plan of Reorganization, whereby all of the assets and liabilities of the Acquired Funds were acquired by each corresponding Acquiring Fund, in exchange for shares of the Acquiring Fund. The Reorganizations were tax free transactions and were effected at the per share net asset value of each Fund. Shareholders of each Acquiring Fund approved the Reorganizations at shareholder meetings on February 21, 2012. As of approximately May 15, 2012, each External Acquired Fund has been liquidated, and WT Mutual
Fund has ceased operations.  WT Mutual Fund was a Statutory
Trust organized under Delaware law, and registered with the Securities and Exchange Commission as a multi-series, open-end, management investment company.